Exhibit 99.1

EARNINGS RELEASE

For Immediate Release

Contact: Raymond M. Soto (203) 853-0700

BOLT TECHNOLOGY ANNOUNCES THIRD QUARTER RESULTS AND QUARTERLY DIVIDEND

NORWALK, CT, April 26, 2012 – Bolt Technology Corporation (NASDAQ Global Select Market: BOLT) today announced financial results for the third quarter and the first nine months of fiscal year 2012.

Sales for the third quarter of fiscal year 2012, the three months ended March 31, 2012, increased 39% to $12,993,000 compared to $9,381,000 for the third quarter of fiscal year 2011. Net income for the quarter increased 54% to $1,585,000 ($0.18 per share) compared to $1,027,000 ($0.12 per share) for the third quarter of fiscal year 2011.

Sales for the nine months ended March 31, 2012 amounted to $37,153,000 compared to $28,039,000 for the same nine month period in fiscal year 2011. Net income for the period amounted to $4,251,000 ($0.49 per share) compared to $4,141,000 ($0.49 per share) in the first nine months of fiscal year 2011.

Raymond M. Soto, Bolt’s chairman and CEO, commented, “I am pleased to report that sales and net income for the third quarter of fiscal year 2012 increased by $3,612,000 and $558,000, respectively, compared to the third quarter of fiscal year 2011. The sales and net income increases were primarily due to higher revenues at SeaBotix, our underwater robotic vehicles segment, and at our seismic energy sources segment.”

Mr. Soto continued, “Sales for the nine months ended March 31, 2012 increased by $9,114,000 over the nine months ended March 31, 2011 and net income increased by $110,000. The sales increase was principally due to the inclusion of SeaBotix for the full nine month period in fiscal year 2012. In fiscal year 2011, SeaBotix was only included for a three month period since it was acquired as of January 1, 2011. The net income increase reflects the increase in SeaBotix sales substantially offset by higher research and development costs and selling, general and administrative expenses.”

Mr. Soto further commented, “In April 2012, we paid an initial quarterly dividend of $0.05 per common share and today, our Board of Directors approved a dividend payment of $0.05 per common share, which will be paid on July 6, 2012 to stockholders of record on June 6, 2012.”

Mr. Soto concluded, “Based on our operating results for the first nine months of this fiscal year and our outlook for the fourth quarter, we are hopeful that fiscal year 2012 will be another successful year for our Company.”

Bolt Technology Corporation is a leading worldwide developer and manufacturer of marine seismic data acquisition equipment used for offshore oil and natural gas exploration. Bolt, through its SeaBotix Inc. subsidiary, is also a developer and manufacturer of remotely-operated robotic vehicles systems used for a variety of underwater tasks.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include statements about anticipated financial performance, future revenues and earnings, dividends, business prospects, new products, anticipated energy industry activity, anticipated market performance, planned production and shipping of products, expected cash needs and similar matters. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation (i) the risk of technological change relating to the Company’s products and the risk of the Company’s inability to develop new competitive products in a timely manner, (ii) the risk of changes in demand for the Company’s products due to fluctuations in energy industry activity, (iii) the Company’s reliance on certain significant customers, (iv) risks associated with a significant amount of foreign sales, (v) the risk of fluctuations in future operating results, (vi) risks associated with global economic conditions, (vii) risks of changes in environmental or regulatory matters and (viii) other risks detailed in the Company’s filings with the Securities and Exchange Commission. The Company believes that forward-looking statements made by it are based on reasonable expectations. However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. The words “estimate,” “project,” “anticipate,” “expect,” “predict,” “believe,” “may,” “could,” “should” and similar expressions are intended to identify forward-looking statements.

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,

	2012	2011	2012	2011

Sales	$12,993,000	$9,381,000	$37,153,000	$28,039,000
Costs and expenses	10,783,000	8,091,000	31,092,000	22,185,000
Income before income taxes	2,210,000	1,290,000	6,061,000	5,854,000
Provision for income taxes	625,000	263,000	1,810,000	1,713,000
Net Income	$1,585,000	$1,027,000	$4,251,000	$4,141,000

Earnings per share (diluted)	$0.18	$0.12	$0.49	$0.49
Average shares outstanding (diluted)	8,575,000	8,544,000	8,606,000	8,529,000

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Balance Sheets (Unaudited)

	March 31,			March 31,
	2012	2011		2012	2011

Assets			Liabilities and Stockholders’ Equity

Current Assets			Current Liabilities
Cash and cash equivalents	$20,790,000	$30,298,000	Accounts payable	$1,758,000	$1,140,000
Accounts receivable	9,202,000	6,972,000	Accrued expenses	2,550,000	5,745,000
Inventories	17,828,000	15,091,000	Income taxes payable	264,000	-
Other	1,528,000	1,596,000	Dividends payable	429,000	-
	49,348,000	53,957,000		5,001,000	6,885,000
Property and equipment	4,946,000	5,160,000	Deferred income taxes	2,550,000	2,824,000
			Total liabilities	7,551,000	9,709,000
Goodwill	17,227,000	16,875,000	Stockholders’ equity	72,336,000	75,784,000
Other intangible assets	8,143,000	9,256,000
Other	223,000	245,000
	$79,887,000	$85,493,000		$79,887,000	$85,493,000

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